EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following registration statements of our report dated April 10, 2017, relating to the consolidated balance sheets of Santa Fe Gold Corporation. and its subsidiaries (collectively, the “Company”) as of June 30, 2015 and 2014, and the related consolidated statements of expenses, stockholders’ equity, and cash flows for each of the fiscal years then ended, which appears in the Company's  Annual Report on Form 10-K for the period ended June 30, 2015:

(i)

(ii)

/s/  MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 30, 2017